UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2014

KAR Auction Services, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-34568	20-8744739
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
13085 Hamilton Crossing Boulevard
Carmel, Indiana 46032
(Address of principal executive offices) (Zip Code)
(800) 923-3725
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 18, 2014, Automotive Finance Corporation ("AFC"), a subsidiary of KAR Auction Services, Inc. (the "Company"), and AFC Funding Corporation ("AFC Funding"), a wholly owned, bankruptcy remote, consolidated, special purpose subsidiary of AFC, entered into Amendment No. 3 (the "Amendment") to its Fifth Amended and Restated Receivables Purchase Agreement, dated as of June 21, 2013, by and among AFC, AFC Funding, Fairway Finance Company, LLC ("Fairway Finance"), Chariot Funding LLC ("Chariot Funding"), Deutsche Bank AG, New York Branch ("Deutsche Bank"), BMO Harris Bank N.A. ("BMO"), Fifth Third Bank ("Fifth Third"), JPMorgan Chase Bank, N.A. ("JPMorgan") and BMO Capital Markets Corp. (as amended, the "Receivables Purchase Agreement"), pursuant to which AFC Funding sells an undivided ownership interest in the receivables and related rights it purchases from AFC to Fairway Finance, Chariot Funding, Deutsche Bank, BMO, and Fifth Third (collectively, the "Purchasers"). The Purchasers' investment in the receivables and related rights, together with a return thereon, is paid from collections of the finance receivables held by AFC Funding.

The finance receivables sold and a cash reserve serve as security for the obligations to the Purchasers. The amount of the cash reserve depends on circumstances which are set forth in the Receivables Purchase Agreement. After the occurrence of a termination event, as defined in the Receivables Purchase Agreement, the Purchasers may, and could, cause the stock of AFC Funding to be transferred to the agent under the Receivables Purchase Agreement for the benefit of the Purchasers, though as a practical matter the Purchasers would look to the liquidation of the receivables under the transaction documents as their primary remedy. Termination events, as defined in the Receivables Purchase Agreement, include, among other things, breaches of representations and warranties; failures to perform covenants and other obligations as seller or servicer; violations of financial covenants related to AFC, AFC Funding or the Company (including, among others, limits on the amount of debt AFC can incur, minimum levels of tangible net worth of AFC and AFC Funding, and certain financial covenants contained in the Company’s senior secured credit agreement); defaults in payment of other indebtedness of the Company, AFC or AFC Funding; violation of certain covenants related to the performance of the receivables portfolio; the occurrence of a material adverse change in the collectibility of the receivables owned by AFC Funding or the business, operations, property or financial condition of AFC or AFC Funding; certain changes in control of AFC or AFC Funding; and certain bankruptcy events with respect to AFC, AFC Funding or the Company.

The following provides a brief description of the changes effected by the Amendment that are material to the Company:

•
Chariot Funding became a party to the Receivables Purchase Agreement as an additional Purchaser, and JP Morgan became a party to the Receivables Purchase Agreement as Purchaser Agent for Chariot Funding; and

•	the aggregate maximum commitment of the Purchasers was increased from $800 million to $950 million.

Certain of the Purchasers and agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses. JPMorgan is the administrative agent and a lender and Fifth Third and an affiliate of Deutsche Bank are lenders under a credit agreement with the Company, the ultimate parent of AFC and AFC Funding.

The above description of the changes effected by the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1 of this Current Report on Form 8-K is incorporated by reference in response to this item.

Forward-Looking Statements

Certain statements contained in this Report include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as "should," "may," "will," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2014	KAR Auction Services, Inc.

By: /s/ Eric M. Loughmiller
Eric M. Loughmiller
Executive Vice President and Chief Financial Officer

3